UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2020

MOUNTAIN HIGH ACQUISITIONS CORP.

COLORADO	333-175825	27-3515499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6501 E. Greenway Parkway #103-412

Scottsdale, Arizona 85254

(Address of principal executive offices)

(760) 413-3927

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement.

On May 8, 2020, Mountain High Acquisitions Corp, (“MYHI”) and Trilogy Capital LLC ("Trilogy") entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which MYHI agreed to purchase from Trilogy all of the capital stock of GPS Associates, Inc., a Delaware corporation ("GPS") in exchange (the "Exchange") for 215,250,000 restricted shares of MYHI (the “MYHI Shares"). Dr. Judy Pham is the sole member and manager of Trilogy. Dr Pham is also the sole member and manager of Alchemy Capital, LLC ("Alchemy") which owns 53,727, 273 shares of the MYHI's Common Stock.

ITEM 2.01 Completion of Acquisition or Disposition of Assets

Reference is made to the disclosure in Item 1.01. On May 13, 2020, the Exchange was consummated.

Background

As an interim step to assure the acquisition of GPS by MYHI, pursuant to an Exchange Agreement dated as April 10, 2020 between Trilogy and the shareholders of GPS (the "GPS/Trilogy Transaction"), Trilogy purchased all of the capital stock of GPS for $300,000 and 5,000,000 shares of the common stock of MYHI (subject to adjustment based on the future value of the MYHI shares and the EBITDA of GPS). The 5,000,000 shares were to be delivered to the GPS shareholders upon the consummation of the Exchange referred to in Item 1.01. Subsequent to the closing of the GPS/Trilogy Transaction, Trilogy provided financing to GPS for the acquisition of equipment and the purchase of raw material inventories. Among other things, the financing enabled GPS to increase its revenues from the sale of hand sanitizers as discussed below under "Description of GPS" which in turn increased the valuation of GPS used by MYHI in its purchase of GPS.

Description of GPS

GPS is a California based company engaged in the formulation, manufacturing, branding, fulfillment and distribution of hemp-derived CBD products at its cGMP, FDA-registered facility in Santa Ana, California. GPS's team of professionals includes physiologists, chemists, herbalists and botanists committed to combining high-quality organic CBD with synergistic organic, raw herbs to produce pure, premium consumer products. All products manufactured by GPS are tested at independent, third party laboratories to prove potency and purity.

GPS's continually expanding product offering is sold directly to consumers online as well as through wholesale partners (both online and brick and mortar stores) under its retail brand name, Zen Drops. The product offering includes tinctures, salves, gummies, transdermal patches and oral thin films.

However, GPS's primary focus is manufacturing products for its white label clients nationwide. In this regard, GPS acts as a contract manufacturer. The labeling is with the client company's logo and branding and sold through the client's channels to its customers.

The GPS product development team blends organic raw herbs with CBD isolate and CBD distillate extracted from organically grown hemp to ensure safety, potency and purity. Also, the graphic design team creates logos, labels and other marketing assets to assist its white-label clients, the objective being to provide the client’s CBD brand with maximum visual impact in the market.

Once a white label client has approved the custom formulation and branded art work developed by GPS, the client’s new CBD product goes into production at GPS’s facility. All batches come with a certificate of analysis of the cannabinoid breakdown from a third-party testing facility. After testing, the products are bottled, capped, sealed and labeled with the client’s custom labels. The entire order is then packed and shipped to the white label client.

To meet the demand created by the Coronavirus pandemic, GPS has expanded its operations to produce medical grade, alcohol-based hand sanitizer - proven to be 99.9% effective against germs. Additional production and bottling equipment has been acquired to rapidly expand GPS’s manufacturing capacity for this product line. The hand sanitizer line is formulated to include powerful botanical constituents such as red thyme oil, which has exceptional antiviral, antimicrobial and antiseptic properties.

ITEM 3.02 Unregistered Sales of Equity Securities

Reference is made to Items 1.01 and 2.01. On May 13, 2020, the Exchange was consummated. In connection therewith, MYHI issued an aggregate of 215,250,000 restricted shares of MYHI common stock to Trilogy and its designees including the 5,000,000 shares to the GPS shareholders required under the Trilogy/GPS Transaction as referenced in Item 2.01. All such shares were issued in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. Such reliance was based on the fact that the issuance of such shares did not involve a public offering.

ITEM 5.01 Change in Contol of Registrant

Reference is made to the disclosure in Item 2.01. As a result of the issuance of 210,250,000 shares of MYHI common stock to Triology, Dr. Judy Pham, through her ownership of Trilogy and Alchemy now beneficially owns 275,727,273 shares representing 61.16% of the outstanding shares of common stock of MYHI.

ITEM 8.01 Other Events

On May 14, 2020, the Company issued a press release with respect to the acquisition of GPS Associates, Inc.

ITEM 9.01 Financial Statements And Exhibits

(a) Financial Statements of Businesses Acquired

Audited financial statements of GPS consisting of balance sheets as of December 31, 2019 and 2018 and for the applicable interim periods and the related statements of operations, stockholders equity and cash flows for the years and interim periods then ended together with proforma financial statements consisting of proforma unaudited combined balance sheets as of December 31, 2019 and interim period and unaudited proforma combined statement of operations for the year ended December 31, 2019 and interim period will be filed pursuant to an amendment to this Current Report on Form 8-K.

(d)

Exhibits	Document Description
10.01	Exchange Agreement dated as of May 8, 2020 between MYHI and Trilogy
99.1	Press Release with respect to the acquisition of GPS Associates, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2020	MOUNTAIN HIGH ACQUISITIONS CORP. By: /s/ Alan Smith Alan Smith , Chief Executive Officer